Exhibit 4.6

AMENDMENT NO. 1

TO

LETTER AGREEMENT

This AMENDMENT is made and entered into as of July 6, 2026 (this “Amendment”), by and among Spring Valley Acquisition Corp. III, a Cayman Islands exempted company (the “Company”), and Spring Valley Acquisition III Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each an “Insider” and, collectively, the “Insiders”). Each of the foregoing will individually be referred to herein as a “Party” and, collectively as the “Parties”. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings assigned to such terms in the Letter Agreement (as defined below), or if not defined therein, the Business Combination Agreement (as defined below).

RECITALS:

WHEREAS, the Parties entered into that certain Letter Agreement, dated as of September 3, 2025 (as the same may be amended from time to time in accordance with its terms, the “Letter Agreement”);

WHEREAS, on January 21, 2026, the Company, General Fusion Inc., a British Columbia limited company (“General Fusion”), and 1573562 B.C. Ltd., a British Columbia limited company and a wholly-owned direct subsidiary of Spring Valley (“NewCo”),entered into a Business Combination Agreement (as may be amended, restated and/or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) prior to the closing of the arrangement, the Company shall transfer by way of continuation and deregistration from the Cayman Islands to the Province of British Columbia in accordance with the Cayman Islands Companies Act (As Revised) and the Business Corporations Act (British Columbia) (the “Continuation”), and (ii) promptly following the Continuation, the closing of the Arrangement will occur (the “Closing”), in connection with which, among other things, the Company will change its corporate name to “General Fusion Group Ltd.” (“New General Fusion”);

WHEREAS, pursuant to Section 12 of the Letter Agreement, the Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Parties; and

WHEREAS, the Parties desire to amend the Letter Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and the representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Amendment to Section 8(a). Section 8(a) of the Letter Agreement is hereby amended and restated in its entirety to read as follows:

(a)            Subject to the exceptions set forth herein, the Sponsor and each Insider agree not to Transfer any Founder Shares or the Class A Ordinary Shares issuable upon conversion of the Founder Shares held by it, him or her until the earlier of (i) 180 days after the completion of a Business Combination or (ii) subsequent to a Business Combination, the date on which the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property (the “Lock-up”).

2.            Certain References:

a.	References to the Company. All references to the Company shall mean Spring Valley Acquisition Corp. III before the Closing, and New General Fusion after the Closing.

b.	References to Founder Shares: All references to Founder Shares in the Letter Agreement shall mean the Class B Ordinary Shares of the Company held by the Sponsor and certain of the Insiders before the Closing, and the common shares of New General Fusion issued in exchange of such shares after the Closing.

c.	References to Private Placement Warrants. All references to Private Placement Warrants shall mean the warrants that the Sponsor purchased for a purchase price of $0.90 per warrant in a private placement that occurred simultaneously with the consummation of the Public Offering before the Closing, and the warrants of New General Fusion issued in exchange of such warrants after the Closing.

3.            Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment (in counterparts or otherwise) in pdf, docusign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

4.            Effect of This Amendment. This Amendment is made a part of the Letter Agreement. Except as otherwise expressly provided herein, the Letter Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof all references in the Letter Agreement to “this Letter Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Letter Agreement shall mean the Letter Agreement as amended by this Amendment. Any reference to the Letter Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to refer to the Letter Agreement as modified by this Amendment unless the context shall otherwise require.

5.            Other Provisions. All other provisions of the Letter Agreement not specifically amended by this Amendment shall remain in full force and effect.

6.            Amendment. This Amendment may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

the Company:

SPRING VALLEY ACQUISITION CORP. III

By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Letter Agreement]

the Sponsor:

SPRING VALLEY ACQUISITION III SPONSOR, LLC

By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Chief Executive Officer

Insiders:

/s/ Christopher Sorrells
Name:	Christopher Sorrells

/s/ Jeff Schramm
Name:	Jeff Schramm

/s/ Robert Kaplan
Name:	Robert Kaplan

/s/ David Buzby
Name:	David Buzby

/s/ Debora Frodl
Name:	Debora Frodl

/s/ Richard Thompson
Name:	Richard Thompson

[Signature Page to Amendment No. 1 to Letter Agreement]